Exhibit 10

TAX RECEIVABLE TERMINATION AND SETTLEMENT AGREEMENT

This TAX RECEIVABLE TERMINATION AND SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of September 10, 2021, by and among (i) Ranger Energy Services, Inc. a Delaware corporation (the “Company”), (ii) CSL Capital Management, LLC, as agent (the “Agent”), (iii) Ranger Energy Holdings, LLC, a Delaware limited liability company (“Ranger Holdings”), (iv) Torrent Energy Holdings, LLC, a Delaware limited liability company (“Torrent Holdings”), (v) CSL Energy Opportunities Fund II, L.P., a Delaware limited partnership (“CSL Fund”), (vi) CSL Fund II Preferred Holdings LLC, a Delaware limited liability company (“Preferred Holdings”), and (vii) Bayou Well Holdings Company, LLC, a Delaware limited liability company (“Bayou” and, together with Ranger Holdings, Torrent Holdings and CSL Fund, the “TRA Holders”, and together with Preferred Holdings and the Company, the “Parties”).

WHEREAS, certain of the Parties previously entered into that certain Tax Receivable Agreement, dated as of August 16, 2017 (the “TRA”);

WHEREAS, the transactions contemplated by this Agreement have been approved by three disinterested members of the Company’s Board of Directors (the “Board”) (including two members of the Audit Committee thereof) in accordance with the Company’s Related Party Transactions Policy; and

WHEREAS, the Company desires to terminate the TRA and the TRA Holders desire to accept payment for such termination and to release the Company from all obligations thereunder, as specified in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants herein contained, the Parties agree as follows:

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the TRA.

ARTICLE I

THE TERMINATION PAYMENT

1.1    Termination Payment; No Further Obligations.

(a)    No later than one (1) Business Day following the date on which that certain Securities Purchase Agreement, by and among the Company and the purchasers whose names and addresses are set forth on the signature pages thereto (the “Securities Purchase Agreement”), is entered into, the Company shall instruct its transfer agent to issue to the TRA Holders an aggregate 376,185 shares of the Company’s Class A common stock, par value $0.01 per share (such issuance, the “Termination Payment”), in book entry form in the name of the TRA Holders (or their respective designees) in accordance with the percentages set forth in Section 1.1(b) as payment in full to satisfy all obligations to the TRA Holders under the TRA. During the period between the date of this Agreement and the issuance of the Termination Payment (the “Interim Period”), each Party shall use its reasonable best efforts to cause the consummation of the transactions contemplated hereby.

(b)    The payments set forth in Section 1.1(a) shall be made to the TRA Holders in accordance with the following percentages (in each case rounded to the nearest whole share):

(i)	Ranger Holdings — 79.32%;

(ii)	Torrent Holdings — 16.56%;

(iii)	CSL Fund — 3.30%; and

(iv)	Bayou — 0.81%.

1.2    Effect on TRA. The TRA Holders and the Company acknowledge and agree that, except for Section 7.4 (Governing Law) and Section 7.13 (Confidentiality) of the TRA (the “Surviving TRA Terms”), the TRA (including any rights or obligations relating to any “Early Termination Payment” as defined and contemplated therein) shall be terminated as of the date hereof, and no party thereto shall have any further liability or obligations thereunder or with respect thereto other than those with respect to the Surviving TRA Terms and the obligations set forth in this Agreement.

1.3    TRA Holder Exchanges. In advance of and conditioned solely on the closing of the Acquisition (as defined in the Securities Purchase Agreement), each TRA Holder (and Preferred Holdings in its capacity as a holder of the Company’s Class B common stock) shall provide to RNGR Energy Services, LLC (“RNGR LLC”) (with a copy to the Company) a Redemption Notice (as defined in the Amended and Restated Limited Liability Company Agreement of RNGR LLC dated August 16, 2017 (as amended, the “RNGR LLCA”)) with respect to the redemption by such TRA Holder of all of its Units (as defined in the RNGR LLCA), together with a corresponding number of shares of the Company’s Class B common stock, par value $0.01 per share, for an equivalent number of shares of the Company’s Class A common stock (or cash at the election of RNGR LLC or the Company), in each case pursuant to the terms of the RNGR LLCA (other than with respect to the rights of any such TRA Holder to provide a “Retraction Notice” as defined in the RNGR LLCA, which such right, for avoidance of doubt, shall not apply with respect to the redemptions contemplated by this Section 1.3).

1.4    Stockholder Consent. As promptly as reasonably practicable after the date of this Agreement, at the Company’s option, (i) in accordance with the laws of the State of Delaware and the Company’s amended and restated certificate of incorporation and amended and restated bylaws, take all action necessary to duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the Stockholder Approval, which includes the unanimous recommendation of the Board for the Company’s stockholders to vote for the Stockholder Approval, subject to the fiduciary obligations under applicable law of the Board (as determined in good faith by the Board after consultation with the Company’s outside counsel) or (ii) deliver to each TRA Holder a written consent of the stockholders of the Company representing the Stockholder Approval. The TRA Holders agree to furnish to the Company all information concerning such TRA Holder as the Company may reasonably request in connection with any such stockholder meeting.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE TRA HOLDERS

Each TRA Holder represents and warrants to the Company that the statements contained in this Article II are true and correct with respect to such TRA Holder as of the date of this Agreement.

2.1    Authorization of Transaction. Such TRA Holder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such TRA Holder of this Agreement and the performance by such TRA Holder of this Agreement and the consummation by such TRA Holder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such TRA Holder. This Agreement has been duly and validly executed and delivered by such TRA Holder and such agreements, constitute valid and binding obligations of such TRA Holder, enforceable against such TRA Holder in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. The TRA Holders party hereto, the Agent and the Company are the only parties to the TRA, and no Person other than the TRA Holders, the Agent and the Company have any rights, entitlements or obligations under the TRA.

2.2    Shareholder Approval. The TRA Holders acknowledge that the Company cannot issue the Termination Payment prior to receipt of the requisite stockholder approval in accordance with Section 312.03 of the New York Stock Exchange Listed Company Manual (the “Stockholder Approval”).

2.3    Investment Intent. Such TRA Holder is an “accredited investor,” as such term is defined in Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such TRA Holder is acquiring its portion of the Termination Payment for the purpose of investment and not with a view towards the sale or distribution thereof within the meaning of the Securities Act. Such TRA Holder has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with the management of the Company the business and financial affairs of the Company and its subsidiaries, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of so as to enable it to understand and evaluate the risks of such investment and to form an independent investment decision with respect thereto. Such TRA Holder understands that the Termination Payment has not been registered under the Securities Act, by reason of its issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the shares representing such TRA Holder’s portion of the Termination Payment must continue to be held by such TRA Holder unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the TRA Holders that the statements contained in this Article III are true and correct as of the date of this Agreement.

3.1    Authorization of the Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and, assuming the validity of the representations of the TRA Holders hereunder, to perform its obligations hereunder. The execution and delivery by the Company of this Agreement, the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement have been duly and validly executed and delivered by the Company and this Agreement constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.2    Authorized Shares and Valid Issuance. The Company has, and at issuance of the Termination Payment will have, sufficient duly authorized shares of its Class A common stock to enable it to issue the Termination Payment to the TRA Holders. Upon consummation of the issuance of the Termination Payment, the shares comprising the Termination Payment will be validly issued, fully paid and non-assessable.

3.3    NYSE Listing. The Company’s Class A common stock is listed on the New York Stock Exchange, and the Company has not received any notice of delisting. Subject to the receipt of the New York Stock Exchange listing approval with respect to the Termination Payment and assuming the validity of the representations of the TRA Holders hereunder, the issuance of the Termination Payment on the terms set forth herein does not contravene New York Stock Exchange rules and regulations.

ARTICLE IV

MISCELLANEOUS

4.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), or by email (with confirmation of such delivery by non-automated return electronic mail) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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If to the Company, to:

Ranger Energy Services, Inc.

10350 Richmond, Suite 550

Houston, Texas 77042

Attention: J. Brandon Blossman

E-mail: brandon.blossman@rangerenergy.com

If to a TRA Holders, to the address, facsimile number or e-mail address, as applicable, set forth opposite the name of such TRA Holder on the signature page hereto.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

4.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

4.3    Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

4.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

4.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.6    Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Company and the TRA Holders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

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4.7    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.8    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with this Section 4.8, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or the TRA Holders otherwise have an adequate remedy at law.

4.9    Jurisdiction.

(a)    Each of the Parties (1) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (2) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (3) agrees that it will not bring any claims, actions or proceedings relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (4) waives any objection that it may now or hereafter have to the venue of any such claim, action or proceeding in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (5) consents to service being made through the notice procedures set forth in Section 4.1. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.1 shall be effective service of process for any claims, actions or proceedings in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)    The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 4.9(a) and such Parties agree not to plead or claim the same.

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4.10    Succession and Assignment. This Agreement shall be binding upon and inure the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party.

4.11    Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 or any provision of U.S. federal, state, local or non-U.S. tax law; provided that the Company shall use commercially reasonable efforts to (a) notify any applicable TRA Holder of its intent to withhold at least three (3) Business Day prior to withholding such amounts and (b) cooperate with each TRA Holder in order to reduce or eliminate any such withholding in accordance with applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. The Company shall provide evidence of such payment to the relevant TRA Holder upon such TRA Holder’s written request, to the extent that such evidence is available.

4.12    Tax Treatment. The Parties (a) shall treat the Termination Payment as consideration paid in exchange for the disposition of a capital asset, which exchange shall be treated as occurring on the date of receipt of the Termination Payment, and (b) shall report, and cause their respective Affiliates to report, for all tax purposes in a manner consistent with, and shall not take, or permit their respective Affiliates to take, any U.S. federal (or applicable state or local) income tax position inconsistent with, such treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

RANGER ENERGY SERVICES, INC.

By	/s/ Brandon Blossman
Name: Brandon Blossman
Title: CFO

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE TRA HOLDERS:

RANGER ENERGY HOLDINGS, LLC

By	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Manager

1000 Louisiana Street, Suite 3850
Houston, TX 770002
Attention: General Counsel
E-mail: kent@cslenergy.com

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE TRA HOLDERS:

TORRENT ENERGY HOLDINGS, LLC

By	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Manager

1000 Louisiana Street, Suite 3850
Houston, TX 770002
Attention: General Counsel
E-mail: kent@cslenergy.com

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE TRA HOLDERS:

CSL ENERGY OPPORTUNITIES FUND II, L.P.

By	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Managing Partner

1000 Louisiana Street, Suite 3850
Houston, TX 770002
Attention: General Counsel
E-mail: kent@cslenergy.com

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE TRA HOLDERS:

BAYOU WELL HOLDINGS COMPANY, LLC

By	/s/ Brett T. Agee
Name: Brett T. Agee
Title: President & Chief Executive Officer

Bayou Well Holdings Company, LLC 1310 W. Sam Houston Pkwy N.
Houston, Texas 77043
Attn: Brett T. Agee

[Signature page to Tax Receivable Termination and Settlement Agreement]

CSL FUND II PREFERRED HOLDINGS LLC

By	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Managing Partner

1000 Louisiana Street, Suite 3850
Houston, TX 770002
Attention: General Counsel
E-mail: kent@cslenergy.com

[Signature page to Tax Receivable Termination and Settlement Agreement]

THE AGENT:

CSL CAPITAL MANAGEMENT, LLC

By	/s/ Charles S. Leykum
Name: Charles S. Leykum
Title: Founding Partner

1000 Louisiana Street, Suite 3850
Houston, TX 770002
Attention: General Counsel
E-mail: kent@cslenergy.com

[Signature page to Tax Receivable Termination and Settlement Agreement]